Exhibit 99.1

Lawson Software Reports Strong First Quarter Fiscal 2010 Financial Results

Company forecasts 8-10% non-GAAP EPS growth for fiscal 2010

ST. PAUL, Minn.--(BUSINESS WIRE)--September 30, 2009--Lawson Software, Inc. (Nasdaq: LWSN) today reported financial results for its first quarter of fiscal year 2010, which ended Aug. 31, 2009. Total revenues of $169 million, were down 11 percent, or 6 percent adjusted for currency when compared to the first quarter of fiscal 2009. Software revenues in the quarter increased 1 percent, or 6 percent adjusted for currency. Software revenues consist of the following:

  License fees, which grew 23 percent, or 28 percent adjusted for currency, driven primarily by increases in healthcare, public sector and equipment service management & rental vertical markets. Contributing to the increase was the recognition of a larger amount of deferred license fees in the first quarter of fiscal 2010 as compared to the similar period last year as well as several significant deals signed and recognized in the current quarter.
  Maintenance services, which declined 4 percent due to currency, but increased 1 percent adjusted for currency.

Consulting revenues in the quarter declined 29 percent, or 23 percent adjusted for currency, driven by fewer billable consultants. The company has reduced the size of its consulting staff as part of a strategy to move more implementation services to its partner channel as well as due to lower bookings for consulting and implementation services.

First quarter GAAP net income of $6 million, or $0.04 per diluted share increased compared to a net loss of $3.7 million, or $0.02 per share in the first quarter of fiscal 2009. The growth in net income was driven primarily by increased license fees revenues and reduced costs and expenses. Total costs and operating expenses declined 19 percent, or 13 percent adjusted for currency, compared to the decrease in total revenues of 11 percent, or 6 percent adjusted for currency. Operating income growth more than offset a $2.7 million, or 90 percent, decline in interest income which was consistent with marketplace declines in interest rates.

Results for the first quarter of fiscal 2010 include a reduction to net income of approximately $0.8 million for out-of-period adjustments. The provision for income taxes includes a $1.7 million charge to adjust for an under accrual in the fiscal 2009 provision. An additional adjustment was also recorded that decreased cost of services by $0.9 million, related to the reversal of a services reserve that should have been reversed in fiscal 2008. The company has determined these out-of period adjustments were immaterial to the first quarter of fiscal 2010 and are not expected to be material to fiscal 2010.

Non-GAAP net income for the first quarter of fiscal 2010 was $15.4 million, or $0.09 per diluted share, increasing from $8.7 million, or $0.05 in the first quarter of fiscal 2009. Non-GAAP net income and earnings per diluted share exclude $9.7 million of amortization, non-cash stock-based compensation, non-cash interest expense and restructuring. Non-GAAP net income and earnings per diluted share include a provision for income taxes based upon an estimated rate of 37 percent, which is applied consistently throughout the year.

The company’s results were impacted by the reduced value of foreign currencies when compared to the U.S. dollar. Adjusted for currency, revenues would have been down 6 percent versus the 11 percent decline reported. The company estimates currency fluctuations had a positive impact of $0.01 on GAAP and non-GAAP net earnings per diluted share for the first quarter.

“We delivered strong software revenue and excellent earnings growth despite continued weakness in the global economy,” said Harry Debes, Lawson president and chief executive officer. “Our vertical strategy is yielding growth in software revenues and our continued focus on internal efficiencies has significantly improved operating margin.”

Implementation of FSP APB 14-1
First quarter of fiscal 2010 GAAP earnings per diluted share include $2.1 million of incremental non-cash interest expense resulting from the implementation of a new accounting standard related to the company’s convertible notes. This non-cash interest expense is excluded from the company’s non-GAAP results. Results for fiscal 2009 have been adjusted to reflect the retroactive implementation of this accounting standard. First quarter of fiscal 2009 GAAP earnings per diluted share include $2 million of incremental non-cash interest expense.

Financial Guidance
For the second quarter of fiscal 2010, which ends Nov. 30, 2009, the company is providing guidance using foreign exchange rates as of the end of Sept. 2009. The company estimates total revenues of $175 million to $180 million. The company anticipates GAAP fully diluted earnings per share will be $0.01 to $0.03. Non-GAAP fully diluted earnings per share are forecasted to be $0.07 to $0.09, excluding approximately $14 million of pre-tax expenses for restructuring, amortization, non-cash interest expense and non-cash stock-based compensation. The non-GAAP effective tax rate for the second quarter is estimated at 37 percent, which the company expects to apply consistently throughout the fiscal year. Based on expected results for the first half of fiscal year 2010, the company now forecasts full year non-GAAP earnings per share to increase 8 to 10 percent compared to fiscal 2009.

Other Announcements
The company also announced it is making a targeted reduction of approximately 75 positions primarily in consulting services in Europe. The reduction is a further refinement of the company’s new vertical organization including a resizing of its services business to leverage its partner channel and in light of current demand for consulting and implementation services in Europe. The majority of personnel departures are expected to be completed by the end of the company’s second quarter of fiscal 2010. The workforce reduction is expected to result in pre-tax charges in the second fiscal quarter of approximately $4 million for severance pay and related benefits. Annualized cost and expense savings from this action are estimated to be approximately $7 million. Please refer to the Form 8-K filed with the Securities and Exchange Commission for further details.

Conference Call, Webcast and Key Metrics
The company will host a conference call and webcast to discuss its first quarter results and future outlook at 5:00 p.m. EDT (4:00 p.m. CDT) Sept. 30, 2009. Interested parties may also listen to the call by dialing 1-888-455-9644 (or 1-212-287-1631) and using the passcode "LWSN." Interested parties should access the webcast at www.lawson.com/investor or dial into the conference call approximately 10-15 minutes before the scheduled start time.

A replay will be available approximately one hour after the webcast and conference call concludes and will remain available for one week. To access the replay, dial 1-866-470-8786 or 1-203-369-1489 for international callers. The webcast will also remain on www.lawson.com/investor for approximately one week.

Additional key business metrics are available on Lawson’s website at www.lawson.com/investor.

About Lawson Software
Lawson Software provides software and service solutions to 4,500 customers in equipment service management & rental, fashion, food, general manufacturing & distribution, healthcare, public sector (United States), general service industries, and strategic human capital management across 40 countries. Lawson’s solutions include Enterprise Performance Management, Human Capital Management, Supply Chain Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, Enterprise Asset Management and industry-tailored applications. Lawson solutions assist customers in simplifying their businesses or organizations by helping them streamline processes, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com. For Lawson’s listing on the First North exchange in Sweden, Remium AB is acting as the Certified Adviser.

Forward-Looking Statements
This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in uncertainties in the software industry; uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; increased competition; general economic conditions; the impact of foreign currency exchange rate fluctuations; continuation of the global credit crisis; global military conflicts; terrorist attacks; pandemics, and any future events in response to these developments; changes in conditions in the company's targeted industries and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this press release.

Use of Non-GAAP Financial Information
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Lawson Software reports non-GAAP financial results including non-GAAP net income (loss) and non-GAAP net income (loss) per share. We believe that these non-GAAP measures provide meaningful insight into our operating performance and an alternative perspective of our results of operations. Our primary non-GAAP adjustments are described in detail below. We use these non-GAAP measures to assess our operating performance, to develop budgets, to serve as a measurement for incentive compensation awards and to manage expenditures. Presentation of these non-GAAP measures allows investors to review our results of operations from the same perspective as management and our Board of Directors. Lawson has historically reported similar non-GAAP financial measures to provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies including those that have recently made significant acquisitions.

The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for each period presented, which are attached to this release.

Our primary non-GAAP reconciling items are as follows:
Purchase accounting impact on revenue - Lawson's non-GAAP financial results include pro forma adjustments for deferred maintenance and consulting revenues that we would have recognized under GAAP but for the related purchase accounting. The deferred revenue for maintenance and consulting on the acquired entity’s balance sheet, at the time of the acquisition, was eliminated from GAAP results as part of the purchase accounting for the acquisition. As a result, our GAAP results do not, in management’s view, reflect all of our maintenance and consulting activity. We believe the inclusion of the pro forma revenue adjustment provides investors a helpful alternative view of Lawson’s maintenance and consulting operations.

Amortization of purchased maintenance contracts – We have excluded amortization of purchased maintenance contracts from our non-GAAP results. The purchase price related to these contracts is being amortized based upon the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the contracts. We believe that the exclusion of the amortization expense related to the purchased maintenance contracts provides investors an enhanced understanding of our results of operations.

Incremental non-cash interest related to convertible debt - We have excluded the incremental non-cash interest expense related to our $240.0 million in 2.5% senior convertible notes that we are required to recognize under FSP APB 14-1 from our non-GAAP results of operations for all periods presented, including a retrospective restatement of GAAP results upon our adoption of FSP APB 14-1 on June 1, 2009. This FSP requires us to recognize significant additional non-cash interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature. We have allocated a portion of the proceeds from the issuance of the senior notes to the embedded conversion feature resulting in a discount on our senior notes. The debt discount is being amortized as additional non-cash interest expense over the term of the notes using the effective interest method. These non-cash interest charges are not included in our operating plans and are not included in management’s assessment of our operating performance. We believe that the exclusion of the non-cash interest charges provide investors useful information relating to the cost structure of our operations.

Stock-based compensation - Expense related to stock-based compensation has been excluded from our non-GAAP results of operations. These charges consist of the estimated fair value of share-based awards including stock option, restricted stock, restricted stock units and share purchases under our employee stock purchase plan. While the charges for stock-based compensation are of a recurring nature, as we grant stock-based awards to attract and retain quality employees and as an incentive to help achieve financial and other corporate goals, we exclude them from our results of operation in assessing our operating performance. These charges are typically non-cash and are often the result of complex calculations using an option pricing model that estimates stock-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans. In addition, we believe the exclusion of these charges facilitates comparisons of our operating results with those of our competitors who may have different policies regarding the use of stock-based awards.

Pre-merger claims reserve adjustment – We have excluded the adjustment to our pre-merger claims reserve from our non-GAAP results. As part of the purchase accounting relating to the Intentia transaction, we established a reserve for Intentia customer claims and disputes that arose before the acquisition which were originally recorded to goodwill. As we are outside the period in which adjustments to such purchase accounting is allowed, adjustments to the reserve are recorded in our general and administrative expenses under GAAP. We do not consider the adjustments to this reserve established under purchase accounting in our assessment of our operating performance. Further, since the original reserve was established in purchase accounting, the original charge was not reflected in our operating statement. We believe that the exclusion of the pre-merger claims reserve adjustment provides investors an appropriate alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Restructuring - We have recorded various restructuring charges related to actions taken to reduce our cost structure to enhance operating effectiveness and improve profitability and to eliminate certain redundancies in connection with acquisitions. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These charges include costs related to severance and other termination benefits as well as costs to exit leased facilities. These restructuring charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of the non-recurring restructuring charges provide investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Amortization – We have excluded amortization of acquisition-related intangible assets including purchased technology, client lists, customer relationships, trademarks, order backlog and non-compete agreements from our non-GAAP results. The fair value of the intangible assets, which was allocated to these assets through purchase accounting, is amortized using accelerated or straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. While these non-cash amortization charges are recurring in nature and the underlying assets benefit our operations, this amortization expense can fluctuate significantly based on the nature, timing and size of our past acquisitions and may be affected by any future acquisitions. This makes comparisons of our current and historic operating performance difficult. Therefore, we exclude such accounting expenses when analyzing the results of all our operations including those of acquired entities. We believe that the exclusion of the amortization expense of acquisition-related intangible assets provides investors useful information facilitating comparison of our results period-over-period and with other companies in the software industry as they each have their own acquisition histories and related adjustments.

LAWSON SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in USD thousands, except per share data)
(unaudited)
	Three Months Ended		% Increase (Decrease) as reported	% Increase (Decrease) at constant currency
	August 31, 2009	August 31, 2008(1) (as adjusted)
Revenues:
License fees	$25,935	$21,125	23%	28%
Maintenance services	85,430	89,109	(4%)	1%
Software revenues	111,365	110,234	1%	6%
Consulting	57,627	80,682	(29%)	(23%)
Total revenues	168,992	190,916	(11%)	(6%)

Cost of revenues:
Cost of license fees	4,927	5,332	(8%)	(3%)
Cost of maintenance services	15,559	16,874	(8%)	(1%)
Cost of software revenues	20,486	22,206	(8%)	(1%)
Cost of consulting	51,835	72,447	(28%)	(22%)
Total cost of revenues	72,321	94,653	(24%)	(17%)

Gross profit	96,671	96,263	0%	4%

Operating expenses:
Research and development	20,618	21,918	(6%)	3%
Sales and marketing	35,877	46,491	(23%)	(18%)
General and administrative	19,249	19,289	0%	5%
Restructuring	75	(231)	+++	+++
Amortization of acquired intangibles	1,880	2,627	(28%)	(23%)
Total operating expenses	77,699	90,094	(14%)	(8%)

Operating income	18,972	6,169	208%	126%

Other income (expense), net:
Interest income	318	3,048	(90%)	(89%)
Interest expense	(4,450)	(3,959)	12%	13%
Other income (expense), net	(98)	72	NA	NA
Total other income (expense), net	(4,230)	(839)	NA	NA

Income before income taxes	14,742	5,330	177%	95%
Provision for income taxes	8,765	9,021	(3%)	(1%)
Net income (loss)	$5,977	$(3,691)	+++	+++

Net income (loss) per share:
Basic	$0.04	$(0.02)
Diluted	$0.04	$(0.02)

Weighted average common shares outstanding:
Basic	161,112	168,394	(4%)
Diluted	163,921	168,394	(3%)

We provide the percent change in the results from one period to another using constant currency disclosure to adjust year-over-year measurements for impacts due to currency fluctuations. Constant currency changes should be considered in addition to, and not as a substitute for changes in revenues, expenses, income, or other measures of financial performance prepared in accordance with US GAAP. We calculate constant currency changes by converting entities’ financial results for the prior year period that are reported in currencies other than the United States dollar at the exchange rate in effect for the current period rather than the previous period.
(1) Adjusted to reflect adoption of FSP APB 14-1.

LAWSON SOFTWARE, INC.
CONSOLIDATED BALANCE SHEETS
(in USD thousands)
(unaudited)
	August 31, 2009	May 31, 2009(1)
		(as adjusted)
ASSETS

Current assets:
Cash and cash equivalents	$391,302	$414,815
Restricted cash – current	9,258	9,208
Trade accounts receivable, net	120,564	152,666
Income taxes receivable	13,875	4,242
Deferred income taxes – current	20,823	18,909
Prepaid expenses and other current assets	41,668	52,255
Total current assets	597,490	652,095

Restricted cash - non-current	2,077	1,786
Property and equipment, net	56,314	55,641
Goodwill	486,547	470,274
Other intangibles assets, net	87,600	91,701
Deferred income taxes - non-current	39,229	39,835
Other assets	13,518	13,149

Total assets	$1,282,775	$1,324,481

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Long-term debt – current	$4,070	$4,591
Accounts payable	8,280	14,018
Accrued compensation and benefits	62,084	73,976
Income taxes payable	2,158	4,512
Deferred income taxes – current	8,479	5,652
Deferred revenue – current	246,939	279,041
Other current liabilities	38,768	56,308
Total current liabilities	370,778	438,098

Long-term debt – non-current	220,205	217,333
Deferred income taxes - non-current	17,765	16,827
Deferred revenue – non-current	10,070	13,482
Other long-term liabilities	15,048	14,781

Total liabilities	633,866	700,521

Stockholders’ equity:
Common stock	2,021	2,018
Additional paid-in capital	873,781	870,722
Treasury stock, at cost	(324,719)	(324,651)
Retained earnings	46,695	40,718
Accumulated other comprehensive income	51,131	35,153
Total stockholders’ equity	648,909	623,960

Total liabilities and stockholders’ equity	$1,282,775	$1,324,481

(1) Adjusted to reflect adoption of FSP APB 14-1.

LAWSON SOFTWARE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in USD thousands)
(unaudited)
	Three Months Ended
	August 31, 2009	August 31, 2008(1)
		(as adjusted)
Cash flows from operating activities:
Net income (loss)	$5,977	$(3,691)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,042	10,260
Amortization of debt issuance costs	260	255
Amortization of debt discount	2,122	1,987
Deferred income taxes	3,232	140
Provision for doubtful accounts	641	(250)
Warranty provision	1,002	1,257
Net gain on disposal of assets	10	-
Excess tax benefits from stock transactions	(168)	(348)
Stock-based compensation expense	2,567	1,817
Amortization of discounts and premiums on marketable securities	-	6
Changes in operating assets and liabilities:
Trade accounts receivable	32,399	34,907
Prepaid expenses and other assets	11,921	(5,362)
Accounts payable	(5,884)	(8,117)
Accrued expenses and other liabilities	(35,933)	(19,004)
Income taxes payable/receivable	(11,520)	5,197
Deferred revenue	(37,210)	(33,631)
Net cash used in operating activities	(20,542)	(14,577)

Cash flows from investing activities:
Change in restricted cash	(277)	401
Purchases of marketable securities and investments	-	-
Proceeds from maturities and sales of marketable securities and investments	-	49,694
Purchases of property and equipment	(4,358)	(6,946)
Net cash provided by (used in) investing activities	(4,635)	43,149

Cash flows from financing activities:
Principal payments on long-term debt	(467)	(582)
Payments on capital lease obligations	(575)	(130)
Cash proceeds from exercise of stock options	1,197	1,433
Excess tax benefit from stock transactions	168	348
Cash proceeds from employee stock purchase plan	550	779
Repurchase of common stock – other	(1,284)	(100,041)
Net cash used in financing activities	(411)	(98,193)

Effect of exchange rate changes on cash and cash equivalents	2,075	(5,132)

Decrease in cash and cash equivalents	(23,513)	(74,753)
Cash and cash equivalents at beginning of period	414,815	435,121
Cash and cash equivalents at end of period	$391,302	$360,368
(1) Adjusted to reflect adoption of FSP APB 14-1.

LAWSON SOFTWARE, INC.
RECONCILIATION OF CONSOLIDATED GAAP NET INCOME TO
CONSOLIDATED NON-GAAP NET INCOME
(in USD thousands)
		Three Months Ended
		August 31, 2009	August 31, 2008(1)
			(as adjusted)
Net income (loss), as reported		$5,977	$(3,691)
Purchase accounting impact on revenue	(2)	-	259
Purchase accounting impact on consulting cost		-	34
Amortization of purchased maintenance contracts		567	710
Stock-based compensation		2,568	1,817
Pre-merger claims reserve adjustment		-	(1,807)
Restructuring		75	(231)
Amortization		4,380	5,277
Amortization of debt discount		2,122	1,987
Tax provision	(5)	(283)	4,340
Non-GAAP net income		$15,406	$8,695

RECONCILIATION OF CONSOLIDATED GAAP NET INCOME TO
CONSOLIDATED NON-GAAP PER SHARE EFFECT
		Three Months Ended
		August 31, 2009	August 31, 2008 (1)
			(as adjusted)
Net income (loss), as reported	(3)	$0.04	$(0.02)
Purchase accounting impact on revenue	(2)	-	0.00
Purchase accounting impact on consulting cost		-	0.00
Amortization of purchased maintenance contracts		0.00	0.00
Stock-based compensation		0.02	0.01
Pre-merger claims reserve adjustment		-	(0.01)
Restructuring		(0.00)	(0.00)
Amortization		0.03	0.03
Amortization of debt discount		0.01	0.01
Tax provision	(5)	(0.00)	0.03
Non-GAAP net income per share	(3)(4)	$0.09	$0.05

Weighted average shares – basic		161,112	168,394
Weighted average shares – diluted		163,921	171,700

SUMMARY OF NON-GAAP ITEMS
(in USD thousands)
		Three Months Ended
		August 31, 2009	August 31, 2008 (1)
			(as adjusted)
Purchase accounting impact on revenue	(2)	$-	$259
Purchase accounting impact on consulting cost		-	34
Amortization of purchased maintenance contracts		567	710
Stock-based compensation		2,568	1,817
Pre-merger claims reserve adjustment		-	(1,807)
Restructuring		75	(231)
Amortization		4,380	5,277
Amortization of debt discount		2,122	1,987
subtotal pre-tax adjustments		9,712	8,046
Tax provision	(5)	(283)	4,340
Impact on net income		$9,429	$12,386

(1) Adjusted to reflect adoption of FSP APB 14-1.
(2) The purchase accounting impact on deferred revenues for the three months ended August 31, 2009 and August 31, 2008, $0 and $259,000, respectively, relates to maintenance revenues.
(3) For calculation of EPS, basic weighted average shares are used with a net loss and diluted weighted average shares are used with net income.
(4) Net income per share columns may not total due to rounding.
(5) The non-GAAP tax provision is calculated excluding the non-GAAP adjustments on a jurisdictional basis.

LAWSON SOFTWARE, INC.
SUPPLEMENTAL NON-GAAP MEASURES
INCREASE (DECREASE) IN GAAP AMOUNTS REPORTED
(in USD thousands)
(unaudited)
	Three Months Ended
	August 31, 2009	August 31, 2008(1)
		(as adjusted)
Revenue items
Purchase accounting impact on maintenance	$-	$259
Total revenue items	-	259

Cost of license items
Amortization of acquired software	(2,500)	(2,651)
Total cost of license items	(2,500)	(2,651)

Cost of maintenance items
Amortization of purchased maintenance contracts	(567)	(710)
Stock-based compensation	(141)	(52)
Total cost of maintenance items	(708)	(762)

Cost of consulting items
Purchased accounting impact on consulting cost	-	(34)
Amortization	-	1
Stock-based compensation	(423)	(11)
Total cost of consulting items	(423)	(44)

Research and development items
Stock-based compensation	(130)	(134)
Total research and development items	(130)	(134)

Sales and marketing items
Stock-based compensation	(822)	(456)
Total sales and marketing items	(822)	(456)

General and administrative items
Pre-merger claims reserve adjustment	-	1,807
Stock-based compensation	(1,052)	(1,164)
Total general and administrative items	(1,052)	643

Restructuring	(75)	231

Amortization of acquired intangibles	(1,880)	(2,627)

Amortization of debt discount	(2,122)	(1,987)

Tax provision (2)	(283)	4,340

Total adjustments	$9,429	$12,386

(1) Adjusted to reflect adoption of FSP APB 14-1.
(2) At the beginning of the fiscal year, the company computed an estimated annual global effective non-GAAP tax rate of 37%. The non-GAAP tax rate is calculated excluding non-GAAP adjustments on a jurisdictional basis. This estimated 37% tax rate will be utilized each quarter throughout fiscal year 2010.

CONTACT:
Lawson Software
Media:
Joe Thornton, +1-612-868-3647
joe.thornton@us.lawson.com
or
Investors and Analysts:
Barbara Doyle, +1-651-767-4835
barbara.doyle@us.lawson.com
or
Heather Pribyl, +1-651-767-6459
heather.pribyl@us.lawson.com